MEMORANDUM
                                  CONFIDENTIAL

TO:               Robert D. Hardy
DATE:             July 16, 2003
FROM:             Harold C. Simmons
                  Steven L. Watson

RE:               NL Industries, Inc.

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The terms of your separation from NL Industries,  Inc. and its subsidiaries will be in accordance with the following:

1) You will continue in the position of Vice President, Chief Financial Officer and Controller for each of NL and KII until the respective NL and KII 2nd quarter Form 10-Q's and ancillary documents are filed with the SEC. Your responsibilities will include executing required certifications related to historical financial statements included in SEC filings or otherwise for periods during which you have held the applicable position. You will continue providing services on a full time basis, as requested by our designee(s), and be paid salary at an annual rate of $400,000 through 9/30/03.

2) From 9/30/03 to 12/31/03 you will serve as a consultant to NL on an as needed basis consistent with your search for a new employment position. You will be paid semi-monthly at an annual rate of $400,000 through 12/31/03.

3) Lump sum severance/bonus payments of $200,000 each will be paid on 9/30/03 and 12/31/03. These payments will extinguish all obligations due to you and you will not be entitled to any other severance or bonus payments under any agreements, plans or policies.

4) Stock option and employee benefits, other than severance and bonus plans or policies, will be governed by the terms of the applicable plans, with your effective termination date deemed being (i) with respect to stock options, 6/30/04, and (ii) with respect to all other applicable employee benefits, the earlier of 12/31/03 or the date upon which you secure other full-time employment.

5) From 1/1/04 through 6/30/04 a consulting retainer will be paid at a rate of $15,000 per month, plus reimbursement of your reasonable expenses, which will terminate upon your attainment of other full-time employment. NL will be entitled to up to 50 hours of your services per month in return for the retainer. Hours exceeding 50 hours per month will be paid at a rate of $200 per hour. Subsequent to the termination of the consulting retainer, you agree to provide consulting services as may be reasonably requested, which are consistent with your time availability, at a rate of $200 per hour, plus reimbursement of your reasonable expenses.

6) It is understood that your work performance during the periods set forth above will be consistent with your prior performance.

Acknowledged and Agreed:

By: /s/Robert D. Hardy                                        Date: 07/17/03
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